{EXHIBIT 23.2













CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 33-99770) and in the Registration Statement on Form S-3 (Registration No. 333-3334), filed by CAI Wireless Systems, Inc., of the consolidated balance sheets of CAI Wireless Systems, Inc. and Subsidiaries as of March 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years ended March 31, 1996 and 1995 and for the seven-month period ended March 31, 1994 contained in this Annual Report on Form 10-K.


                                    COOPERS & LYBRAND L.L.P.


Albany, New York
June 26, 1996